FOR IMMEDIATE RELEASE                                                August 7, 2006
Media Contact: Art McDonald, (520) 884-3628                                                        Page 1 of 5
Financial Analyst Contact: Jo Smith, (520) 884-3650

UNISOURCE ENERGY REPORTS SECOND QUARTER 2006 EARNINGS;
RAISES 2006 EARNINGS OUTLOOK

Tucson, Ariz. - UniSource Energy Corp. (NYSE: UNS) reported earnings today for the second quarter of 2006 of $10 million, or $0.28 per basic share of common stock. During the same period last year, the company reported earnings of $9 million, or $0.27 per basic share. The company also increased its 2006 full-year earnings guidance to be between $1.75 and $2.15 per basic share.

Hot weather led to a $13 million increase in retail revenues at Tucson Electric Power Company (TEP), UniSource Energy’s principal subsidiary. That increase, as well as reduced interest costs, were partially offset by higher fuel and purchased power expenses linked to outages at TEP’s coal-fired power plants.

“In addition to an unplanned outage at one of our key Springerville Generating Station (SGS) units, we took two generators offline for scheduled maintenance in April to make sure they would be in peak operating condition for our summer high-usage season,” said James S. Pignatelli, Chairman, President and CEO of TEP and UniSource Energy.

The increase in energy demand has continued into the third quarter as searing summer heat has driven power consumption to record levels. TEP reached a new peak July 21 with a net hourly load of 2,550 megawatts (MW), a 6-percent increase over last summer’s peak load.

TEP has tapped new energy resources to meet this rising demand. The Luna Energy Facility began commercial operation in April, providing TEP with 190 MW of capacity. This highly efficient gas-fired combined cycle plant near Deming, N.M. has reduced the need for wholesale power purchases and limited the use of less-efficient generating plants over the summer.

Meanwhile, the commencement of commercial operations at SGS Unit 3 in late July provides TEP access to 100 MW of system capacity beginning September 1 from Tri-State Generation and Transmission Association, a wholesale power cooperative that is leasing the new 400-MW coal-fired unit and controlling its output. TEP operates all three SGS units and will do the same for SGS Unit 4, which Phoenix-based Salt River Project plans to complete by late 2009.

Warm weather during the end of home-heating season contributed to reduced earnings at UniSource Energy Services (UES), which provides gas and electric service in northern and southern Arizona through subsidiaries UNS Gas and UNS Electric.

Tucson Electric Power Co.

TEP reported earnings for the second quarter of 2006 of $11 million, or $0.32 per basic UniSource Energy share, compared with $12 million, or $0.35 per basic share, during the same period last year.

Factors affecting TEP's second quarter 2006 results include:

-- A decrease of $3 million, or 2.1 percent, in TEP's utility gross margin (total operating revenues less fuel and purchased power expense);

-- A $3 million increase in operating and maintenance expenses due primarily to coal plant outages;

-- A $3 million increase in expenses related to amortization of the Transition Recovery Asset; and

-- A $7 million reduction in interest expense due primarily to costs incurred in the second quarter of 2005 related to various financing activities.

UNS Gas

UNS Gas reported a net loss of $1 million in the second quarter of 2006, compared with earnings of less than $1 million during the same period last year. The decline is due primarily to lower retail sales stemming from mild weather and reduced customer usage. The utility's retail customer base expanded to more than 142,000 by the end of the second quarter, a 4.7 percent increase from the same period last year.

On July 13, UNS Gas filed a request with the Arizona Corporation Commission for new, higher rates for natural gas service. The proposed changes, which would not take effect until at least August 2007, would recover increased costs and capital expenditures since rates were last changed in August 2003.

UNS Electric

UNS Electric reported earnings for the second quarter of 2006 of $1 million, compared with earnings of $1 million for the second quarter of 2005. UNS Electric's customer base grew to approximately 92,000 customers by the end of the second quarter, a 5-percent increase over the same period last year.

Year to Date

UniSource Energy's consolidated year-to-date earnings through June 30, 2006, were $27 million, or $0.76 per basic share of common stock. During the same period last year, UniSource Energy reported earnings of $6 million, or $0.16 per basic share.

Earnings Per Basic Share Summary

			Year to Date
	2nd Quarter		June 30,
Net Income (millions)	2006	2005	2006	2005
Tucson Electric Power	$11.2	$12.1	$27.8	$7.5
UNS Gas	(1.3)	0.2	3.4	4.2
UNS Electric	1.4	1.0	2.1	1.4
Other [1]	(1.3)	(2.2)	(3.8)	(4.4)
Consolidated Net Income
from Continuing Operations	$10.0	$11.1	$29.5	$8.7
Discontinued Operations [2]	-	(1.6)	(2.7)	(3.0)
Consolidated Net Income	$10.0	$9.5	$26.8	$5.7

			Year to Date
	2nd Quarter		June 30,
Per UniSource Energy Share	2006	2005	2006	2005
Tucson Electric Power	$0.32	$0.35	$0.79	$0.22
UNS Gas	(0.04)	-	0.10	0.12
UNS Electric	0.04	0.03	0.06	0.04
Other [1]	(0.04)	(0.06)	(0.11)	(0.13)
Consolidated Net Income
from Continuing Operations	0.28	0.32	$0.84	$0.25
Discontinued Operations [2]	-	(0.05)	(0.08)	(0.09)
Consolidated Net Income	$0.28	$0.27	$0.76	$0.16

Avg. Shares Outstanding (millions)	35.2	34.8	35.2	34.7

(1) Includes UniSource Energy stand-alone and results from Millennium.

(2) Relates to the discontinued operations and sale of Global Solar by Millennium on March 31, 2006

UniSource Energy believes that the presentation of TEP, UNS Gas, UNS Electric, and Other net income or loss on a per basic UniSource Energy share basis, which are non-GAAP financial measures, provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy's reported earnings.

Revised Earnings Outlook

UniSource Energy raised its 2006 full-year earnings outlook to be between $1.75 and $2.15 per basic share. The prior earnings outlook was between $1.65 and $2.05 per basic share.

Numerous factors can affect UniSource Energy's ability to reach the 2006 estimate. The factors include, but are not limited to: changes in accounting standards; uncertainties in the wholesale power market; regulatory decisions; performance of TEP's generating plants; weather; the pace and strength of the regional economy; fuel and purchased power expense; changes to long-term contracts; and changes in asset depreciable lives.

UniSource Energy's earnings are subject to the seasonal energy sales of its utilities. Generally, TEP records a significant portion of its earnings during the third quarter as a result of peak energy usage during the summer.

Conference Call and Webcast

UniSource Energy officials will discuss the company's 2006 second quarter earnings and its outlook for 2006 on Tuesday, August 8. The conference call will be hosted by James S. Pignatelli, UniSource Energy's Chairman, President and CEO. The live telephone and audio-only webcast is scheduled for Tuesday, August 8, beginning at 11:30 a.m. EDT.

Telephone Access

To listen to the live conference call, dial 877-582-0446 five to 10 minutes prior to the event and reference confirmation code 3545921. A telephone replay will be available for seven days starting August 8. To listen to the replay, dial 800-642-1687 and reference confirmation code 3545921.

Internet Access

A live audio-only webcast of the presentation is available through a link at uns.com. Listeners are encouraged to visit the Web site at least 30 minutes before the presentation to register, download and install any necessary audio software. A recording of the webcast will be available for 30 days through a link at uns.com.

UniSource Energy's primary subsidiaries include TEP, which serves approximately 385,000 customers in southern Arizona, and UES, provider of natural gas and electric service for approximately 234,000 customers in northern and southern Arizona. For more information about UniSource Energy and its subsidiaries, visit uns.com.

This news release contains forward-looking information that involves risks and uncertainties, that include, but are not limited to: changes in accounting standards; the outcome of regulatory proceedings; the ongoing restructuring of the electric industry; regional economic and market conditions which could affect customer growth and the cost of fuel and power supplies; changes to long-term contracts; performance of TEP's generating plants; the weather; changes in asset depreciable lives; changes related to the recognition of unbilled revenue; the cost of debt and equity capital; and other factors listed in UniSource Energy's Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

UNISOURCE ENERGY 2006 RESULTS

UniSource Energy Corporation
Condensed Consolidated Statements of Income	Three Months Ended
(in thousands of dollars, except per share amounts)	June 30,		Increase / (Decrease)
(UNAUDITED)	2006	2005	Amount	Percent

Operating Revenues
Electric Retail Sales	$247,387	$231,785	$15,602	6.7
Electric Wholesale Sales	34,639	37,871	(3,232)	(8.5)
Gas Revenue	25,720	26,058	(338)	(1.3)
Other Revenues	10,650	3,579	7,071	N/M
Total Operating Revenues	318,396	299,293	19,103	6.4

Operating Expenses
Fuel	69,143	55,863	13,280	23.8
Purchased Energy	77,408	68,897	8,511	12.4
Other Operations and Maintenance	61,735	58,133	3,602	6.2
Depreciation and Amortization	32,680	32,596	84	0.3
Amortization of Transition Recovery Asset	17,279	14,136	3,143	22.2
Taxes Other Than Income Taxes	12,360	12,402	(42)	(0.3)
Total Operating Expenses	270,605	242,027	28,578	11.8
Operating Income	47,791	57,266	(9,475)	(16.5)

Other Income (Deductions)
Interest Income	5,142	5,076	66	1.3
Other Income	1,987	1,649	338	20.5
Other Expense	(246)	(998)	752	75.4
Total Other Income (Deductions)	6,883	5,727	1,156	20.2

Interest Expense
Long-Term Debt	19,208	19,744	(536)	(2.7)
Interest on Capital Leases	18,526	19,401	(875)	(4.5)
Loss on Reacquired Debt	-	5,427	(5,427)	N/M
Other Interest Expense	1,267	664	603	90.8
Interest Capitalized	(1,436)	(1,561)	125	8.0
Total Interest Expense	37,565	43,675	(6,110)	(14.0)

Income from Continuing Operations
Before Income Taxes	17,109	19,318	(2,209)	(11.4)
Income Tax Expense	7,111	8,239	(1,128)	(13.7)

Income from Continuing Operations	9,998	11,079	(1,081)	(9.8)
Discontinued Operations - Net of Tax	-	(1,611)	1,611	N/M

Net Income	$9,998	$9,468	$530	5.6

Weighted-average Shares of Common Stock Outstanding (000)	35,245	34,755	490	1.4

Basic Earnings (Loss) per Share
Income from Continuing Operations	$0.28	$0.32	$(0.04)	(12.5)
Discontinued Operations - Net of Tax	-	(0.05)	0.05	N/M
Net Income	$0.28	$0.27	$0.01	3.7

Diluted Earnings (Loss) per Share
Income from Continuing Operations	$0.28	$0.28	$0.00	0.0
Discontinued Operations - Net of Tax	-	(0.04)	0.04	N/M
Net Income	$0.28	$0.24	$0.04	16.7

Dividends Declared per Share	$0.21	$0.19	$0.02	10.5

	Three Months Ended
Tucson Electric Power	June 30,		Increase / (Decrease)
Electric MWh Sales:	2006	2005	Amount	Percent
Retail Sales	2,428,745	2,292,184	136,561	6.0
Wholesale Sales	655,089	753,391	(98,302)	(13.0)
Total	3,083,834	3,045,575	38,259	1.3

N/M - Not Meaningful
Reclassifications have been made to prior periods to conform to the current period's presentation.

UNISOURCE ENERGY 2006 RESULTS

UniSource Energy Corporation
Condensed Consolidated Statements of Income	Six Months Ended
(in thousands of dollars, except per share amounts)	June 30,		Increase / (Decrease)
(UNAUDITED)	2006	2005	Amount	Percent

Operating Revenues
Electric Retail Sales	$430,056	$403,375	$26,681	6.6
Electric Wholesale Sales	91,302	77,051	14,251	18.5
Gas Revenue	88,535	72,607	15,928	21.9
Other Revenues	13,456	6,932	6,524	94.1
Total Operating Revenues	623,349	559,965	63,384	11.3

Operating Expenses
Fuel	119,359	103,154	16,205	15.7
Purchased Energy	159,090	133,304	25,786	19.3
Other Operations and Maintenance	115,550	117,916	(2,366)	(2.0)
Depreciation and Amortization	63,437	66,664	(3,227)	(4.8)
Amortization of Transition Recovery Asset	29,121	23,623	5,498	23.3
Taxes Other Than Income Taxes	24,913	25,789	(876)	(3.4)
Total Operating Expenses	511,470	470,450	41,020	8.7
Operating Income	111,879	89,515	22,364	25.0

Other Income (Deductions)
Interest Income	10,069	10,037	32	0.3
Other Income	3,622	2,803	819	29.2
Other Expense	(974)	(2,242)	1,268	56.6
Total Other Income (Deductions)	12,717	10,598	2,119	20.0

Interest Expense
Long-Term Debt	37,892	40,096	(2,204)	(5.5)
Interest on Capital Leases	37,073	39,147	(2,074)	(5.3)
Loss on Reacquired Debt	-	5,427	(5,427)	N/M
Other Interest Expense	2,573	1,504	1,069	71.1
Interest Capitalized	(3,348)	(2,390)	(958)	(40.1)
Total Interest Expense	74,190	83,784	(9,594)	(11.5)

Income from Continuing Operations
Before Income Taxes	50,406	16,329	34,077	N/M
Income Tax Expense	20,917	7,627	13,290	N/M

Income from Continuing Operations	29,489	8,702	20,787	N/M
Discontinued Operations - Net of Tax	(2,669)	(3,017)	348	11.5

Net Income	$26,820	$5,685	$21,135	N/M

Weighted-average Shares of Common Stock Outstanding (000)	35,181	34,669	512	1.5

Basic Earnings (Loss) per Share
Income from Continuing Operations	$0.84	$0.25	$0.59	N/M
Discontinued Operations - Net of Tax	(0.08)	(0.09)	0.01	11.1
Net Income	$0.76	$0.16	$0.60	N/M

Diluted Earnings (Loss) per Share
Income from Continuing Operations	$0.80	$0.25	$0.55	N/M
Discontinued Operations - Net of Tax	(0.07)	(0.09)	0.02	22.2
Net Income	$0.73	$0.16	$0.57	N/M

Dividends Declared per Share	$0.42	$0.38	$0.04	10.5

	Six Months Ended
Tucson Electric Power	June 30,		Increase / (Decrease)
Electric MWh Sales:	2006	2005	Amount	Percent
Retail Sales	4,302,561	4,068,585	233,976	5.8
Wholesale Sales	1,672,531	1,515,369	157,162	10.4
Total	5,975,092	5,583,954	391,138	7.0

N/M - Not Meaningful
Reclassifications have been made to prior periods to conform to the current period's presentation.